UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Date of Report (Date of earliest event reported)

Juli 25, 2017

Jasmin Corp.

(Exact name of registrant as specified in its charter)

Nevada	2590
(State or Other Jurisdiction of	Primary Standard Industrial
Incorporation or Organization)	Classification Code Number
30-08343441
IRS Employer
Identification Number

Jasmin Corp.

33 Rue Theophile Lamy, Bourges

18000 France

Tel. + 33644631118

Email: info@jasmincorp.com

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.06 -Change in Shell Company Status.

The purpose of this Form 8-K filing is changing Jasmin Corp.’s (the “registrant”) status from shell company to non-shell company. The registrant has engaged three customers. There are Un Rien De Vous and Ladivor Leu. For the three months ended March 31, 2017, the Company generated total revenue of $9,485 from selling products to its customers. The cost of goods sold for the three months ended March 31, 2017 was $536, which represents the cost of raw materials. For the nine months ended March 31, 2017, the Company generated total revenue of $16,835. The cost of goods sold for the nine months ended March 31, 2017 was $1,685, which represents the cost of raw materials. Jasmin Corp. has entered into a one-year rental agreement for office space for a $310 monthly fee, starting on July 1, 2016 and ending on July 1, 2017. We extended a rental agreement for office space for one year with a monthly fee of $310, starting on July 1, 2017. Based on the above-mentioned information the registrant is changing the status from shell to non-shell company, as the registrant’s business activities have substantially grown to no longer be nominal.

The additional matter about the filing of these Form 8-K is to declare a registrant an emerging growth company. An emerging growth company status affords an issuer the ability to enjoy certain reduced disclosure requirements, including providing fewer years of historical audited financials and reduced compensation disclosure, and reduced corporate governance requirements, particularly around internal controls over financial reporting and say-on-pay advisory votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Jasmin Corp.

By:	/s/ Jean-Paul Chavanaz
Jean-Paul Chavanaz, President and Director

Date:July 25, 2017